EXHIBIT A

FIDELITY BANCORP, INC.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

PREAMBLE:

On July 30, 2002, the Sarbanes-Oxley Act of 2002 (the "Act") became effective. The Act contemplates implementation of its provisions in the future, for example, by rule making actions by the Securities and Exchange Commission. Pending completion of those actions, this Charter has initially been amended as set forth below. When the steps needed to comply with the requirements of the Act are better understood, this Charter will be further amended as necessary or appropriate to meet all requirements of the Act and the Securities and Exchange Commission as well as requirements of The Nasdaq Stock Market, Inc.


PURPOSE:

* To provide assistance to the Board of Directors in fulfilling its fiduciary responsibilities to oversee management activities relating to internal control, accounting and financial reporting policies and the quality and integrity of the Company's financial reports.

* To review the independence of the independent auditor and the objectivity of internal auditor. To help accomplish this purpose, the Committee shall approve in advance any services, proposed to be carried out for the Company by its then current independent auditors.

* To review the adequacy and reliability of disclosures to stockholders.

* To perform the Audit Committee functions specified by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation for depository institution subsidiaries of the Company.

* The Committee's duties do not include planning or conducting audits or determining that the Company's financial statements are complete and accurate
  and are in accordance with generally accepted accounting principles.   Nor is
  it the duty of the Committee to assure compliance with laws and regulations. These are the responsibilities of management.


ROLES AND RESPONSIBILITIES:

* Appoint an independent auditor possessing the qualifications and experience necessary to conduct a competent and comprehensive audit of the Company and its subsidiaries.

* Review and approve the scope of the proposed annual audit plan of the independent auditor and the audited financial report and report on internal controls that are subsequently produced.

* Review the Company's audited financial statements and approve their release to stockholders and for filing with the SEC. Recommend to the Board of Directors that they be included in the Company's Annual Report. As part of this review, discuss with senior management and the independent auditor the accounting principles as applied, their quality and significant assumptions, estimates and judgments used in the preparation of the audited financial statements.

* Review any significant change in accounting principles or developments in accounting practices.

* Evaluate the performance of the independent auditor and annually request a report of the relationships or services that may impact their objectivity and independence. As appropriate, take action in response to this report.

* Include in the Company's annual proxy statement the Committee Charter required by the rules of the SEC. Instruct the independent auditor to apprise the Committee Chair, at a minimum, of any issues deemed significant and related to the Company's quarterly financial results prior to filing of the Company's Form 10-Q.

* Provide a vehicle and establish a forum for the free and open communication of views and information between the directors, the independent auditor, the internal auditor and management. The Committee will meet at least annually with the Chief Financial Officer, the Company's Internal Auditor and the independent auditor in separate executive sessions. The independent auditor and the Company's Internal Auditor are ultimately accountable to the Committee.

* Require the Bank's Chief Compliance Officer to make available regulatory examination results, appropriate internal audits conducted by Company personnel and appropriate management personnel regarding the Bank's compliance with applicable laws and regulations. Insist upon and monitor corrective action directed at compliance exceptions.

* Review with the independent auditor, the Company's Internal Auditor and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls, and elicit recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

* Assess the effectiveness of the audit effort through meetings with the independent auditor and internal auditor. Oversee the selection, compensation and performance evaluation of the Company's Internal Auditor. Determine that no restrictions were placed upon audit scope. Assess the review of security for computer systems, facilities and backup systems. Conduct private review sessions annually with the Company's Internal Auditor. While the internal audit function is ultimately responsible to the Committee and the Board of Directors, management is responsible for internal controls security and its testing.

* Review the internal audit function, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditor.

* Request from the independent auditor, a written statement regarding any relationships and services that may affect the independent auditor's independence.

* Monitor management plans and actions intended to correct deficiencies identified in the independent audit, internal audits and supervisory examinations.




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* Review legal and regulatory matters that may have a material impact on the financial statements, related compliance policies, and programs and reports received from regulators.

* Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, financial reporting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by the Company's employees of concerns regarding questionable accounting, financial reporting, internal accounting controls and auditing matters.

* The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee is empowered to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

* Reassess the adequacy of the Audit Committee's Charter at least annually.


ORGANIZATION

* Members and Terms. The Committee shall consist of a minimum of three outside Directors. All members are to be financially literate and at least one member shall have accounting or related financial, management experience. In determining membership of the Committee, the Board will provide for continuity of service. The members of the Audit Committee shall satisfy the independence and experience requirements of the Nasdaq and the Securities and Exchange Commission.

* Required Meetings. The Committee shall meet at least four times a year and more frequently as circumstances require. The timing of meetings shall be determined by the Committee. However, the Committee will meet at any time the independent auditor believes communication with the Committee is required. Executive sessions of the Committee will be held as necessary.